Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in Prairie Operating Co.’s (“Prairie”) Registration Statement No. 333-282730 on Form S-3 of our independent auditor’s report dated March 7, 2025 related to the combined statement of revenues and direct operating expenses (the “combined financial statement”) of certain oil and natural gas properties of Bayswater Resources, LLC, Bayswater Fund III-A, LLC, Bayswater Fund III-B, LLC, Bayswater Fund IV-A, LP, Bayswater Fund IV-B, LP, and Bayswater Fund IV-Annex, LP for the years ended December 31, 2024 and 2023 and the related notes to the combined financial statement appearing in this Current Report on Form 8-K of Prairie, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Denver, Colorado	/s/ Plante & Moran, PLLC

March 24, 2025